Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Kailera Therapeutics, Inc. 2024 Equity Incentive Plan, Kailera Therapeutics, Inc. 2026 Incentive Award Plan, and Kailera Therapeutics, Inc. 2026 Employee Stock Purchase Plan of our report dated February 11, 2026, with respect to the consolidated financial statements of Kailera Therapeutics, Inc. included in its Registration Statement (Form S-1 No. 333-294690) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

April 17, 2026